Exhibit 99.1

NOVAVAX REPORTS FOURTH QUARTER AND
2006 YEAR-END FINANCIAL RESULTS

ROCKVILLE, MD (March 14, 2007) — /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today announced financial results for the fourth quarter and year ended Dec. 31, 2006. Novavax reported a net loss of $6.1 million ($0.10 per share) for the fourth quarter of 2006 compared to a net profit of $6.2 million ($0.13 per share) in the comparable quarter of 2005. For the year ended Dec. 31, 2006, the Company reported a net loss of $23.1 million ($0.39 per share) compared to a net loss of $11.2 million ($0.26 per share) for the comparable 2005 period. Both prior-year periods include a gain on the sale of product assets in October 2005 related to the North American distribution rights for ESTRASORB® totaling $10.1 million as well as a $1 million license renewal fee received in December 2005 for rights on previously licensed technologies in specific fields. Novavax ended fiscal 2006 with $73.6 million in cash and investments compared to $31.9 million as of Dec. 31, 2005.

Among key achievements in 2006, Novavax:

•	Demonstrated the efficacy and cross-protection of the Company’s virus-like particle (VLP) vaccines for both pandemic and seasonal influenza in relevant pre-clinical models.

•	Submitted key pre-clinical data for publication in peer-reviewed journals for both pandemic and seasonal influenza VLP vaccines.

•	Filed several patents to bolster intellectual property protection for the Company’s VLP platform technology.

•	Developed a manufacturing process and analytical tools for the Company’s VLP vaccines that we believe are reproducible and of consistent high quality to meet rigorous FDA standards.

•	In collaboration with the National Institutes of Health, identified a clinical candidate for a VLP vaccine candidate targeting HIV for further development by the NIH.

•	Signed a licensing agreement with a third party to further develop Novavax’s topical testosterone product candidate for the treatment of female sexual dysfunction.

•	Strengthened the Company’s balance sheet by raising $58 million in two separate equity financing transactions and reduced convertible debt by $7 million.

“2006 was a transitional period for Novavax,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “We believe our activities in 2007 will continue our ambitious agenda. By consolidating our vaccine operations in a new state-of-the-art facility in Rockville, Maryland, we remain on track with our goal to advance our first vaccine into human trials. We are now in a position to evaluate other infectious disease targets that will enable our scientific team to expand our pipeline of vaccine candidates.”

Preparations are under way for Novavax to enter human clinical trials with its VLP vaccine for pandemic influenza later this year. In addition, pre-clinical work has begun on the Company’s VLP vaccine for seasonal influenza. “Our goal is to begin toxicology studies with the seasonal influenza vaccine in the second half of this year,” Dr. Singhvi said, noting that these studies are required prior to beginning human clinical trials.

“We also are aggressively assessing new opportunities to leverage our VLP platform technology,” Dr. Singhvi said. “We plan to identify a minimum of one new disease target later this year to focus our research and development efforts. We are eager to apply our VLP approach to new, important disease targets, which will enable us to build out our product pipeline.”

2006 Financial Results

Revenue for the fourth quarter ended Dec. 31, 2006 was $1.3 million compared to $2.2 million for the same period in 2005 reflecting the receipt of a $1 million license renewal fee in December 2005. Revenue for the full year 2006 totaled $4.7 million compared to $7.4 million for the year ended Dec. 31, 2005, a decrease of $2.7 million or 37 percent. The primary reason for this decrease in revenue was the divestiture of assets related to the Company’s vitamin and AVC product lines in September 2005 and the licensing of exclusive North America rights to market ESTRASORB to Esprit Pharma, Inc. in October 2005. Revenue for the full year 2005 included sales totaling $1.6 million from products divested in September 2005. This decline in revenue reflects our corporate strategy of transitioning from a specialty pharmaceutical company that was previously focused on women’s health products to an innovative biopharmaceutical company that is now developing novel vaccines against infectious diseases including pandemic and seasonal influenza.

Cost of products sold, which relate to Novavax’s legacy products, ESTRASORB and Gynodiol, totaled $1.4 million in the fourth quarter of 2006 compared to $717,000 in the same prior year period. Cost of products sold in the fourth quarter of 2006 included $0.7 million attributed to idle manufacturing capacity compared to similar costs of $0.3 million in the fourth quarter of 2005. The Company incurred $0.3 million in excess inventory costs over market for the fourth quarter of 2006 compared to $1.5 million in similar costs in the fourth quarter of 2005, reflecting excess production costs over the sales price of ESTRASORB to Esprit Pharma under the October 2005 Supply Agreement. Costs of products sold for the year ended Dec. 31, 2006 were $4.9 million, compared to $5.8 million in 2005. Cost of products sold for the year ended Dec. 31, 2006 included $2.5 million in idle capacity costs at the Company’s manufacturing facility compared to $3.2 million for the comparable period in 2005. The Company incurred $1.5 million in excess inventory costs over market in each 12-month period ended Dec. 31, 2006 and 2005. Factors contributing to the decrease in cost of products sold in 2006 were lower production volumes, the divestiture of product assets in September 2005, and lower Gynodiol product sales in 2006.

Research and development costs for the fourth quarter of 2006 were $3.2 million compared to $1.3 million in the fourth quarter of 2005. For the full year, research and development costs increased 127 percent to $11.5 million in 2006 from $5.1 million in 2005. These increases were due to higher research and development spending to support the Company’s strategic focus on creating differentiated, value-added vaccines that leverage its proprietary VLP technology. Research and development costs were significantly higher in 2006 due to increases in personnel, facility costs and outside expenses (including sponsored research and consulting agreements) associated with expanded preclinical testing and process development, manufacturing and quality-related activities necessary to move the Company’s influenza vaccine candidates into clinical testing. Also contributing to this increase was the recognition of $0.5 million of non-cash compensation costs resulting from the implementation of SFAS No. 123R in 2006, using the modified prospective method, while no costs were recorded in 2005.

General and administrative costs were $3.3 million in the 2006 fourth quarter compared to $2.0 million in the year-earlier period. General and administrative costs for the year ended Dec. 31, 2006 were $11.2 million compared to $8.1 million in 2005. General and administrative costs for the 2006 fourth quarter and full year included $0.2 million and $1.2 million, respectively, in non-cash (stock-based) compensation costs in accordance with SFAS 123R. Other factors contributing to these increases were higher personnel, legal and consulting costs related to the Company’s VLP-based vaccine development programs. The Company took steps to strengthen its intellectual property portfolio and initiated business development and commercial assessment activities related to its new vaccine development programs.

Selling and marketing expenses were $101,000 for the year ended Dec. 31, 2006 compared to $6.9 million in 2005. This decrease of $6.8 million was due to the Company’s change in strategic focus from a commercial business model to one focused on the Company’s developing novel vaccines against infectious diseases. With the sale of our vitamin and AVC product lines in September 2005 and the licensing of exclusive North American rights to market ESTRASORB in October 2005, our ongoing selling and marketing expenses in 2006 consisted primarily of costs related to sales of Gynodiol. These ongoing costs should be minimal in the future.

Other operating costs and expenses in 2005 included gain on sales of product assets totaling $11.0 million consisting of a $10.1 million gain from the licensing of exclusive North American marketing rights for ESTRASORB in October 2005 and a $0.9 million gain from the divestiture of assets related to the Company’s vitamin and AVC product lines in September 2005.

Interest income, net of interest expense was $1.2 million higher in the fourth quarter of 2006 and $3.5 million higher for the full year when compared with the comparable prior-year periods. These increases were due primarily to higher investment balances resulting from $73.0 million in net proceeds from three equity financing transactions during the fourth quarter of 2005 and the first quarter of 2006 coupled with lower interest expense on the Company’s outstanding senior convertible notes due to the voluntary conversion of $6.0 million (October 2005) and $7.0 million (March 2006) face amount of the Company’s 4.75% senior convertible notes. These voluntary conversions reduced the Company’s outstanding senior indebtedness from $35.0 million to $22.0 million as of Dec. 31, 2006.

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Conference Call

Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at http://www.novavax.com under Investor/Events or by telephone at 1-800-811-8824 (U.S. or Canada) or 1-913-981-4903 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning March 14 at noon. To access the replay, dial 1-888-203-1112 and enter passcode 3056084.

About Novavax

Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the Company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, product safety or efficacy, patent protection, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

CONTACT: Mariann Caprino, + 1 240 268 2029

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share information)

	Unaudited
	Three-months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Revenues:
Net product sales	$833	$641	$2,501	$4,549
Contract research & development	427	562	1,886	1,798
Royalties, milestone and licensing fees	88	1,041	296	1,041

Total revenues	1,348	2,244	4,683	7,388

Operating costs and expenses:
Cost of products sold	1,360	717	4,924	5,791
Excess inventory costs over market	293	1,519	1,549	1,519
Research and development	3,193	1,315	11,529	5,075
General and administrative	3,327	2,005	11,187	8,114
Selling and marketing	15	89	101	6,920
Facility exit costs	—	—	—	105
Gain on sale of product assets	—	(10,109)	—	(10,965)

Total operating costs and expenses	8,188	(4,464)	29,290	16,559

(Loss) income from operations	(6,840)	6,708	(24,607)	(9,171)

Interest income (expense), net	692	(553)	1,539	(2,003)

Net (loss) income	$(6,148)	$6,155	$(23,068)	$(11,174)

Basic net (loss) income per share	$(0.10)	$0.13	$(0.39)	$(0.26)

Weighted average number of common shares used in computing basic net (loss) income per share	61,075,194	47,887,656	58,664,365	42,758,302

SELECTED BALANCE SHEET DATA
(in thousands)

	As of December 31,	As of December 31,
	2006	2005

Cash and cash equivalents	$7,161	$31,893
Short-term investments	66,434	—
Total current assets	77,342	37,611
Working capital	72,003	32,735
Total assets	121,877	84,382
Long term debt	22,458	29,678
Stockholders’ equity	94,001	49,652

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